Exhibit 2.6

RESTRICTED SHARE AGREEMENT

The parties, STONEHAVEN REALTY TRUST, a Maryland real estate investment trust (the “Trust”), and John J. Dee (“Dee”) agree to enter into this restricted share agreement (“Agreement”), made at Cleveland, Ohio, this        day of                      , 2003, between the Trust and Dee.

WITNESSETH:

WHEREAS:  The Trust is a publicly traded real estate company;

WHEREAS:  The Trust desires to substantially grow the asset base, net operating income, funds from operations, net value, and share value of the Trust;

WHEREAS:  The Trust seeks to acquire the leadership experience, talent, and relationship of Dee by providing an initial stock allocation as an incentive ownership in the Trust;

WHEREAS:  The Board of Trustees of the Trust (the “Board”) desires to appoint Dee as its Senior Vice President and Trustee;

WHEREAS:  Dee will assume the title of Chief Financial Officer in 2003;

WHEREAS:  Dee desires to become an employee of the Trust and execute an employment contract with the Trust of even date (the “Employment Agreement”);

WHEREAS:  It is the present intention of Dee to assign to Paragon Real Estate Development, L.L.C., an Ohio limited liability company (“Paragon”), the Restricted Shares (as defined in Section 1) he is receiving under this Agreement;

WHEREAS:  It is the present intention of Paragon to accept the foregoing assignment of the Restricted Shares and,

WHEREAS:  The Trust and Dee desire to enter into this Agreement;

NOW, THEREFORE, the Trust and Dee have agreed to be bound by the terms and conditions of this Agreement:

1) GRANTING OF RESTRICTED SHARES.  Upon the parties’ execution of the Employment Agreement, the Trust will, subject to shareholder approval, as soon as practicable issue to Dee, or any affiliated designee of Dee, a total of 348,039 restricted shares of the Trust’s Class A Cumulative Convertible Preferred Shares (“Restricted Shares”).

2) RESTRICTIONS ON THE SHARES.  In accordance with the terms of the certificate of designation of the Restricted Shares, the holder of any Restricted Shares will at all times be entitled to vote the Restricted Shares and to receive any dividends declared on the Trust’s Class A Cumulative Convertible Preferred Shares (the “Preferred Shares”).  In addition, the holder of any Restricted Shares may transfer the shares to any affiliate of Dee subject to the forfeiture and other provisions of this Agreement.  However, the holder of any Restricted Shares may not otherwise transfer, sell, assign or dispose of any of the Restricted Shares until they have vested as provided for in this Agreement; provided further, that notwithstanding whether or not some or all of the Restricted Shares have vested as provided for in this Agreement, the holder of any Restricted Shares may not transfer or sell any of the Restricted Shares until the second anniversary of the date of this Agreement.  The Restricted Shares shall be converted into shares of the Trust’s common stock upon the closing of the exchange offer made to the holders of its Preferred Shares pursuant to the registration statement to be filed by the Trust (the “Exchange Offer”) pursuant to the same terms and conditions and based on the same exchange ratio as offered to the other holders of Preferred Shares; provided, however, that as long as any Preferred Shares are outstanding, the holders of Restricted Shares, in the aggregate, shall have the right to retain the exchange ratio in the Exchange Offer and will not be required to convert at the time of the Exchange Offer such number of Preferred Shares as equal 51% of the then outstanding Preferred Shares.  The term “affiliate” shall have the meaning ascribed to it in Rule 12b-2 promulgated by the Securities and Exchange Commission.

3) VESTING OF RESTRICTED SHARES.  The risk of forfeiture will lapse for the Restricted Shares and the Restricted Shares will vest upon the later of: (a) The gross assets of the Trust equaling or exceeding $50 million; or (b) 174,019 shares on the first anniversary of this Agreement; 87,010 on the second anniversary of this Agreement; and 87,010 on the third anniversary of this Agreement.  The vesting schedule shall not be affected if Dee dies or becomes “disabled” as such term is used in the Employment Agreement. However, notwithstanding the foregoing, the risk of forfeiture will lapse for all of the Restricted Shares and they will vest in full immediately:  if a “Shift in Ownership” is deemed to have occurred under the Employment Agreement, or if the Employment Agreement otherwise provides for accelerated vesting.  The holders of the Restricted Shares will automatically and without notice be forfeited and cease to have any right, title or interest to any of the Restricted Shares that remain subject to forfeiture immediately if Dee terminates his employment with the Trust without “Good Reason”; or the Trust terminates Dee’s employment with the Trust for Cause (other than the right to receive a dividend previously declared but not yet paid with a record date for payment of the dividend prior to the termination date).

4) TAXES.  Under the general rule of Section 83 of the Internal Revenue Code (the “Code”), Dee will not be treated as receiving the Restricted Shares until such time as he becomes substantially vested in the Restricted Shares.  Dee will become substantially vested in the Restricted Shares upon the expiration of any forfeiture period described in Section 3 above.  At that time, he will be taxed on the value of the Restricted Shares as ordinary compensation income.  As an exception to this rule, Section 83 of the Code permits Dee to elect to be taxed on the value of the Restricted Shares as of the date of the grant of the Restricted Shares.  The §83(b)

election must be filed by Dee within 30 days of the grant of the Restricted Shares. The filing must be made with the Internal Revenue Service Center with which Dee files his federal income tax returns and a copy of the election must be submitted with his income tax return for the taxable year in which he receives the Restricted Shares and to the Trust.

5) RIGHT TO APPOINT TRUSTEES.  Subject to shareholder approval of this section or any required amendment in the terms of the Preferred Shares, at any time during which Paragon or any of its affiliates collectively own, beneficially or of record, (a) a majority of the Preferred Shares, or (b) forty percent (40%) or more of the sum of (i) the outstanding Restricted Shares issued or to be issued pursuant to the terms of this Agreement and the Restricted Share Agreement by and among the Trust and James C. Mastandrea (“Mastandrea”) of even date herewith and (ii) the Common Shares of the Trust, if any, issued to Paragon or any of its affiliates upon conversion of the Restricted Shares in accordance with Section 2 of this Agreement, the holders of such Restricted Shares, Preferred Shares or Common Shares shall have the right to appoint five (5) Trustees to the Board at all times through the tenth (10th) anniversary of this Agreement.  Notwithstanding the foregoing, if Mastandrea is Chairman of the Board or Chief Executive Officer of the Trust on the tenth (10th) anniversary of this Agreement, then the right to appoint Trustees will continue until the time that Mastandrea is no longer Chairman of the Board or Chief Executive Officer of the Trust.  The rights set forth in this paragraph are not transferable.

6) REPRESENTATIONS OF DEE.  Dee understands that the issuance of the Restricted Shares is intended to be exempt from registration under the Securities Act by virtue of §4(2) and represents and warrants that: (i) he is aware that the Restricted Shares are not registered under the Securities Act or the securities or “blue sky” laws of any state or jurisdiction; (ii) he understands that the Restricted Shares cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available and represents that he is acquiring the Restricted Shares for investment and not for immediate resale; and (iii) he acknowledges that the Restricted Shares will be treated as taxable income to him under the Code.

7) MISCELLANEOUS.  Except as set forth in the Modification Agreement, this Agreement may only be modified, waived, or discharged if approved by the Board and agreed to in writing and signed by Dee and the Trust.  This Agreement shall inure to the benefit of Dee and his heirs and legal representatives.  No waiver by any party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.  No agreement or representation, oral or otherwise, expressed or implied, with respect to the subject matter hereof, has been made by any of the parties which is not set forth expressly in this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.  In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof.  This Agreement constitutes the entire agreement between the parties with the subject matter hereof and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when executed and delivered, will constitute one and the same instrument.

8) NO PERSONAL LIABILITY.   Notwithstanding anything herein to the contrary, this Agreement is made and executed on behalf of the Trust, a real estate investment trust organized under the laws of the State of Maryland, by its officers thereof on behalf of the trustees thereof, and none of the trustees or any additional or successor trustees hereinafter appointed, nor any beneficiary, officer, employee or agent of the Trust will have any liability hereunder in his personal or individual capacity, but, instead, all parties will look solely to the property and assets of the Trust for satisfaction of claims of any nature arising under or in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the Trust and Dee as of the date first above written.

STONEHAVEN REALTY TRUST

By:
Name:		JOHN J. DEE
Title:	Trustee